Exhibit 16.1

February 25, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Registration Statement on Form S-1 dated March 3, 2015, of Collegium Pharmaceutical, Inc. and are in agreement with the statements contained in therein.

Very truly yours,

/s/ Walter & Shuffain, P.C.

Walter & Shuffain, P.C.